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                                                                    EXHIBIT 4.1


       CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES D
                   CONVERTIBLE PAY IN KIND PREFERRED STOCK

                                      of

                         NET2000 COMMUNICATIONS, INC.

         Pursuant to Section151 of the General Corporation Law of the State of Delaware.

         We, the undersigned, Donald Clarke, Chief Financial Officer, and Lee Weiner, Secretary of Net2000 Communications, Inc., a Delaware corporation (the "Company"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

         RESOLVED, that pursuant to Section 4 of the Certificate of Incorporation (which authorizes 60,000,000 shares of undesignated Capital Stock), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred Stock $.01 par value ("Preferred Stock").

         RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

         1. Number and Designation. 130,000 shares of the Preferred Stock of the Corporation shall be designated as 8% Series D Convertible Pay In Kind Preferred Stock (the "Series D Preferred").

         2. Dividends. The holders of shares of Series D Preferred (the "Preferred Shares"), of the Company shall be entitled to receive dividends in kind ("Dividends") accreting quarterly at a rate of 8.0% per annum, from the Issuance Date (as defined below). Dividends shall be

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payable on the first day of each of January, April, July and October in shares of Series D Preferred ("Dividend Shares"), the first such Dividend to be paid on July 1, 2001.

         3. Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's common stock, par value $.01 per share (the "Common Stock"), on the terms and conditions set forth in this
Section 3.

                  (a) Certain Defined Terms. For purposes of Certificate of Designations, the following terms shall have the following meanings:

                           (i) "Additional Amount" means, on a per share basis, the result of the following formula: (0.08)(N/365)($1,000); provided, however, that if N is greater than 365 the Additional Amount shall be compounded annually on the anniversary of the last Dividend Date for the applicable Preferred Share or the anniversary of the Issuance Date if no Dividend Date has occurred.


                           (ii) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                           (iii)    "Closing Bid Price" means, for any
         security as of any date, the last closing bid price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the closing bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on

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         such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of at least fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to
         Section 3(d)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                           (iv)     "Closing Sale Price" means, for any
         security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing basis, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of at least fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(d)(iii) below. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

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                           (v)      "Conversion Amount" means the sum of (1)
         the Additional Amount (as defined above), and (2) $1,000.

                           (vi) "Conversion Price" means, with respect to any Preferred Share, as of any Conversion Date or other date of determination, $2.955, subject to adjustment as provided herein.

                           (vii) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

                           (viii) "Dividend Date" means, the date with respect to which dividends (in the form of Dividend Shares) have been paid by the Company to the holders of Preferred Shares.

                           (ix) "Early Redemption Amount" means, on a per share basis, one thousand dollars ($1,000) plus an amount equal to a 40% return thereon compounded annually on the anniversary of the Issuance Date.

                           (x) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

                           (xi) "Maturity Date" means the date which is ten (10) years after the Issuance Date.

                           (xii) "N" means the number of days from, but excluding, the last Dividend Date for the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

                           (xiii) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

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                           (xiv)    "Person" means an individual, a limited
         liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (xv)     "Principal Market" means the Nasdaq
         National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

                           (xvi) "Registration Rights Agreement" means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

                           (xvii) "Securities Purchase Agreement" means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

                           (xviii)  "Stated Value" means $1,000.

                           (xix) "Warrants" means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement, as such warrants may be amended from time to time as provided in such warrants.

                  (b) Holder's Conversion Right; Mandatory Redemption or Conversion. At any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and non-assessable shares of Common Stock in accordance with Section 3(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant to Section 3(d)(vii), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 3(d) or redeemed by the Company. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common

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Stock (including fractions thereof) issuable upon conversion of more than one
Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                  (c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(b) shall be determined according to the following formula (the "Conversion Rate"):

                     Conversion Amount/Conversion Price.

                  (d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                           (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if required by Section 3(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (the "Preferred Stock Certificates") (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction).

                           (ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (1) as soon as practicable, but in no event later than two Business Days after the date of receipt of such notice (not counting the date of such receipt), send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company's designated transfer agent (the "Transfer Agent"), which

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         confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (2) on or before the second Business Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date"), as instructed in the Conversion Notice, (A) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, credit such aggregate number of shares of Common Stock to which the holder shall be entitled, to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 3(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                           (iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Bid Price, Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within two Business Days of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Closing Bid Price, the Closing Sale Price or arithmetic calculation of the Conversion Rate within two Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one Business Day submit via facsimile (A) the disputed determination of the Closing Bid Price or Closing Sale Price to an independent, reputable investment bank selected by the

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         Company and approved by the holders of at least fifty-five percent
         (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons) or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                           (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                           (v)      Company's Failure to Timely Convert.

                                    (A)      Cash Damages.  If (I) within
                  three Business Days after the Company's receipt of the facsimile copy of a Conversion Notice, the Company shall fail to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (II) within five Business Days of the Company's receipt of a Preferred Stock Certificate, the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 3(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall deposit into an escrow account for the benefit of such holder an amount for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered, equal to 0.5% of the product of (i) the sum of the number of shares of Common Stock not issued to the holder on or prior to the

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                  Share Delivery Date and to which such holder is entitled
                  and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (ii) the Closing Bid Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate (the price described in this clause (ii), hereinafter referred to as the "Demand Price"). At such time as the Company issues and delivers a certificate to such holder or credit's such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or issues and delivers a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 3(d)(ii), as applicable (the "Actual Delivery Date"), such holder shall be entitled to receive from the escrow account an amount equal to the following formula:

                                    [(1)(2)] - [(x)(y)]

                  Where:

                  (1) is the sum of the number of shares of Common Stock issued to the holder on the Actual Delivery Date or the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as applicable,

                  (2) is the Demand Price,

                  (x) is the sum of the number of shares of Common Stock issued to the holder on the Actual Delivery Date or the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as applicable, and

                  (y) is the Closing Bid Price of the Common Stock on the Actual Delivery Date.

                  If the Company fails to convert, pursuant to this Section 3(d)(v)(A), the proceeds deposited into such escrow account shall be available to compensate such holder

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                  for its damages arising from such failure. If the Company
                  fails to deposit into the escrow account the amounts set forth in this Section 3(d)(v) within five Business Days of the date incurred, then such holder shall have the right at any time, so long as the Company continues to fail to make such deposits, to require the Company, upon written notice, to immediately issue, in lieu of such deposits, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the deposits described herein divided by
                  (Y) the Conversion Price in effect on the Conversion Date as specified by the holder in the applicable Conversion Notice. The foregoing notwithstanding, the provisions set forth in this Section 3(d)(v)(A) shall be stayed with respect to the number of shares of Common Stock and, if applicable, the Preferred Stock Certificate for which there is a good faith dispute being resolved pursuant to, and within the time periods provided for in, Section 3(d)(iii), pending the resolution of such dispute. Notwithstanding anything to the contrary contained in this Section 3(d)(v), the Company shall not be required to pay additional damages pursuant to this
                  Section 3(d)(v) if the event giving rise to such obligation
                  (x) arises through no fault of the Company's due to circumstances outside of the Company's control, provided that the Company has used reasonable best efforts to oversee its agents and to cause such circumstance not to occur or (y) arises as a result of the provisions of Section 3(g). In addition, under no circumstances shall the Company be required to pay additional damages pursuant to Section 3(d)(v) solely for the Company's failure to obtain the Stockholders' approval of the terms of this Certificate of Designations in accordance with the rules of the Principal Market.

                                    (B)      Void Conversion Notice;
                  Adjustment of Conversion Price. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(d)(v)(A) or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be

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                  adjusted to the lesser of (I) the Conversion Price as in
                  effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

                                    (C)      Conversion Failure. If for any
                  reason a holder has not received all of the shares of Common Stock prior to the tenth Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "Conversion Failure"), then the holder, in addition to any other remedies available to such holder, shall be entitled to the remedies set forth in Section 4. Notwithstanding anything to the contrary contained in this
                  Section 3(d)(v), the Company shall not be required to pay additional damages pursuant to this Section 3(d)(v) if the event giving rise to such obligation arises through no fault of the Company's due to circumstances outside of the Company's control, provided that the Company has used reasonable best efforts to oversee its agents and to cause such circumstance not to occur.

                  (vi)     Pro Rata Conversion. In the event the
         Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                           (vii) Redemption or Conversion at Maturity. If any Preferred Shares remain outstanding on the Maturity Date, then all such Preferred Shares, at the option of the holder of a Preferred Share, either (i) shall be converted at the Conversion Rate as of such date (a "Maturity Date Conversion"), or (ii) shall be redeemed as of such date for an

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         amount in cash per Preferred Share (the "Maturity Date Redemption
         Price") equal to the Conversion Amount (a "Maturity Date Redemption"). A holder shall be deemed to have elected a Maturity Date Redemption unless it delivers a Conversion Notice to the Company at least five Business Days prior to the Maturity Date of its election to effect a Maturity Date Conversion. If a holder elects a Maturity Date Redemption, then on the Maturity Date the Company shall pay to such holder of Preferred Shares, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. If a holder elects a Maturity Date Redemption and the Company fails to redeem all of such holder's Preferred Shares by payment of the Maturity Date Redemption Price, then in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month (or if lower, the maximum amount allowed by applicable law), prorated for partial months, until paid in full.

                           (viii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

         ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES PRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

                  (e) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                  (f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this
Section 3(f).


                           (i)      Adjustment of Conversion Price upon
         Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (ii)     Notices.

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                                    (A)      Immediately upon any adjustment
                  of the Conversion Price pursuant to this Section 3(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                                    (B)      The Company will give written
                  notice to each holder of Preferred Shares at least ten Business Days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change (as defined in Section 5(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                                    (C)      The Company will also give
                  written notice to each holder of Preferred Shares at least ten Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                  (g) Notwithstanding the provisons of this Section 3, no Preferred Shares of a holder will be converted if as a result of such conversion, such holder of Preferred Shares together with its affiliates would hold more than 19.99% of the outstanding Common Stock; provided however that the provisions of this Section 3(g) will immediately terminate upon approval of the terms of this Certificate of Designations by the stockholders of the Company in accordance with the rules of the Principal Market.

         4.       Triggering Events.

                  (a) Definition. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

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                           (i)      the Company's notice or the Transfer
         Agent's notice, at the Company's direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

                           (ii)     a Conversion Failure (as defined in
         Section 3(d)(v)(C));


                           (iii)    while the Registration Statement is
         required to be maintained effective pursuant to the terms of the Registration Rights Agreement, except for days during an Allowable Grace Period (as defined in the Registration Rights Agreement), the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of ten trading days in any 365-day period (other than days during an Allowable Grace Period); provided, however that any lapse or unavailability caused solely through the fault of a holder of Preferred Shares shall not constitute a Triggering Event under this clause 4(a)(iii);

                           (iv) the suspension from trading or failure of the Common Stock to be listed on the Nasdaq National Market for a period of five consecutive trading days or for more than an aggregate of ten trading days in any 365-day period; or


                           (v)      unless otherwise provided for under
         Sections 4(a)(i) through 4(a)(iv) above, the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement (except for a breach of Sections 4(e), 9(j) or 9(k) or clause (iii) of Schedule 4(j) of the Securities Purchase Agreement), the Registration Rights Agreement (except for a breach of Sections 3(d), 3(r) or 11(i) of the Registration Rights Agreement), the Warrants, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 Business Days after notice thereof. For the purpose of clarification, any provision which requires action to be taken within a specific period of time or prior to a given date shall be considered a covenant which, solely for purposes of determining the applicability of this Section 4(a)(v), is curable and the 10 Business Day period referred to in the preceding sentence of this Section 4(a)(v) shall commence if such action has not taken place at the end of such specified period of time or on such date during or by which such action was required to be taken.

                  (b) Notice of Triggering Event. Within one Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. A holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer") to the Company, which Notice of Redemption at Option of Buyer shall indicate the number of Preferred Shares that such holder is electing to redeem. Any redemption pursuant to the previous sentence shall be at a price per Preferred Share equal to 120% of the Conversion Amount (the "Redemption Price").

                  (c) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notice(s). The Company shall deliver the applicable Redemption Price to a holder which delivers a Notice of Redemption at Option of Buyer within five Business Days after the Company's receipt of a Notice of Redemption at Option of Buyer; provided that, if required by Section 3(d)(viii), a holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred

Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (or if lower, the maximum amount allowed by applicable law) (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

                  (d) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 4(c), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 4 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Buyer is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

                  (e) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 3(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 4 of less than all of the Preferred Shares represented by a particular Preferred Stock

Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

         5.       Other Rights of Holders.

                  (a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the holders of at least fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons)) to deliver to each holder of Preferred Shares who elects to receive such Replacement Security (as defined below) in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares (the "Replacement Security") (including, without limitation, having a stated value and liquidation preference equal to the Conversion Amount of the Preferred Shares held by such holder) and reasonably satisfactory to the holders of at least fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons). Prior to the consummation of any other Organic Change, and in the case of an Organic Change described in clauses (i) and (ii) of this Section 5(a) where the holder does not elect to receive a Replacement Security, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons)) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

                  (b) Optional Redemption Upon Change of Control. In addition to the rights of the holders of Preferred Shares under Section 5(a), upon a Change of Control (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all of such holder's Preferred Shares at a price per Preferred Share equal to (i) if the Change of Control occurs after the third anniversary of the initial Issuance Date, the Conversion Amount and (ii) if the Change of Control occurs on or before the third anniversary of the initial Issuance Date, the Early Redemption Amount ("Change of Control Redemption Price"). No sooner than 60 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Change of Control") to each holder of Preferred Shares; provided, however, if such potential Change of Control is the result of an unsolicited tender offer made to the holders of more than 50% of the outstanding shares of Common Stock, then such Notice of Change of Control shall be delivered within two (2) Business Days of such tender offer being made. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption Upon Change of Control") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 5(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than two Business

Days following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 3(d)(viii), a holder's Preferred Stock Certificates shall have been so delivered to the Company. Payments provided for in this Section 5(b) shall have priority to payments to other stockholders in connection with a Change of Control. Notwithstanding the above, holders of Preferred Shares shall be obliged to convert their Preferred Shares if the cash consideration paid to the holders of Common Stock in connection with a Change of Control (calculated after giving effect to such conversion) is greater than the applicable Change of Control Redemption Price. For purposes of this Section 5(b), "Change of Control" means any of the following events: (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets,
(iii) consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, or (iv) any other similarly defined event in the Credit Agreement (as defined in the Securities Purchase Agreement) which gives the lender under such agreement the right to accelerate payment of the obligations under such agreement.

                  (c) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         6. Redemption at the Company's Election. On or after (i) the date which is the five year anniversary of the initial Issuance Date, (ii) the date on which the Closing Bid Price for the Common Stock has been greater than or equal to the product of three multiplied by the Conversion Price for any six consecutive month period ending two or more years after the initial Issuance Date or (iii) upon a Change of Control, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be redeemed ("Redemption at Company's Election"), for cash consideration equal to (A) 105% of the Conversion Amount, if the redemption is pursuant to clause (i) of this sentence, (B) the Conversion Amount, if such redemption is pursuant to clause (ii) of this sentence, (C) the Conversion Amount, if such redemption is pursuant to clause (iii) of this sentence and such Change of Control occurs after the third anniversary of the initial Issuance Date, or (D) the Early Redemption Amount, if such redemption is pursuant to clause (iii) of this sentence and such Change of Control occurs on or before the third anniversary of the initial Issuance Date (the "Company's Election Redemption Price"); provided that the Conditions to Redemption at the Company's Election (as set forth below) are satisfied as of the Company's Election Redemption Date (as defined below) or waived by all the holders of the Preferred Shares then outstanding. The Company may exercise its right to Redemption at Company's Election only by providing each holder of Preferred Shares written notice ("Notice of Redemption at Company's Election") at least 30 days prior to the date of consummation of such redemption ("Company's Election Redemption Date"). The date on which each of such holders of the Preferred Shares actually receives the Notice of Redemption at the Company's Election is referred to herein as the "Redemption at Company's Election Notice Date". If the Company elects to require redemption of some, but not all, of the Preferred Shares then outstanding, the Company shall require redemption of an amount from each holder of such Preferred Shares equal to the product of
(I) the total number of Preferred Shares which the Company has elected to redeem multiplied by (II) a fraction, the numerator of which is the number of Preferred Shares initially purchased by such holder and the denominator of which is the total number of Preferred Shares purchased on the Issuance Date (such fraction with respect to each holder being referred to as its "Allocation Percentage", and such amount with respect to each holder being referred to herein as its "Pro Rata Redemption Amount"). In the event that any initial holder of the Preferred Shares shall sell or otherwise transfer any of such holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Company's Notice of Redemption at Company's Election shall indicate (x) the aggregate number of Preferred Shares the Company has elected to redeem from all holders of Preferred Shares, (y) the date selected by the Company for the Company's Election Redemption Date, and (z) each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption. If the Company has exercised its right of Redemption at Company's Election and the conditions of this Section 6, including the Conditions to Redemption at Company's Election, have been satisfied, then each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption which remain outstanding on the Company's Election Redemption Date shall be redeemed as of the Company's Election Redemption Date by payment by the Company to each such holder of Preferred Shares of the Company's Election Redemption Price for each Preferred Share. If required by Section 3(d)(viii), all such holders of the Preferred Shares being redeemed shall thereupon and within two Business Days after the Company's Election Redemption Date, or such earlier date as the Company and each such holder of Preferred Shares mutually agree, surrender all Preferred Shares being redeemed on such date to the Company. If the Company fails to pay the full Company's Election Redemption Price on the Company's Election Redemption Date with respect to a Preferred Share selected for redemption, then the Redemption at Company's Election shall be null and void with respect to such Preferred Share and the Holder shall be entitled to all the rights of a holder of outstanding Preferred Shares. "Conditions to Redemption at the Company's Election" means the following conditions: (i) on each day during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in
Section 3(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; (ii) on each day during the period beginning 20 days prior to the Redemption at Company's Election Notice Date and ending on and including the Company's Election

Redemption Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the date on which the Company gives its Notice of Redemption at Company's Election due to business announcements by the Company) nor shall delisting or suspension by such market or exchange been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on and including the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred a Triggering Event or an event that with the passage of time and without being cured would constitute a Triggering Event; (iv) at all times during the period beginning on and including the date beginning on the Redemption at Company's Election Notice Date and ending on and including the Company's Election Redemption Date, the redemption by the Company of the Preferred Shares is permitted under the terms of the Credit Agreement; (v) the Company shall have complied in all respects with Section 4(m) of the Securities Purchase Agreement; and (vi) the Company otherwise shall have been in compliance in all material respects with all provisions, and shall not have breached in any material respect any provisions of, this Certificate of Designations, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement. Notwithstanding the above, (I) any holder of Preferred Shares may convert any Preferred Shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 3 on or prior to the date immediately preceding the Company's Election Redemption Date and (II) with regards to a redemption pursuant to clause (iii) of the first sentence of this Section 6, holders of Preferred Shares shall be obliged to convert their Preferred Shares if the cash consideration paid to the holders of Common Stock in connection with a Change of Control (calculated on an as converted basis) is greater than the applicable Company's Election Redemption Price. Further, nothing in this
Section 6 shall limit any holder's rights pursuant to Section 5. If the Company fails to timely pay any Company's Election Redemption Price in accordance with this Section 6, then the Company shall not be permitted to submit another Notice of Redemption at Company's Election without the prior written consent of the holders of at least fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons).

         7. Reservation of Shares. The Company shall initially reserve 200% of the number of shares of Common Stock for which the Preferred Shares are convertible on the Issuance Date (without regard to any limitations on conversion), provided that, so long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

         8. Voting Rights; Board Representation. Holders of Preferred Shares shall have identical voting rights as the holders of the Company's Common Stock and shall vote together with the Common Stock on all matters, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such vote. Boston Ventures LP VI ("BV") shall be entitled to appoint or nominate one member and one observer to the Company's board of directors until such time as BV owns a number of shares of capital stock of the Company less than 25% of the number of Preferred Shares (on an as converted basis) as issued to BV on the initial Issuance Date (BV shall be deemed to continue to own any shares transferred in connection with a syndication or issued upon conversion of Preferred Shares) pursuant to the Securities Purchase Agreement. Carlyle

Venture Partners L.P. ("Carlyle") shall be entitled to appoint or nominate one member to the Company's board of directors until such time as Carlyle owns a number of Preferred Shares (or shares of Common Stock issuable upon conversion thereof) less than 40% of the number of Preferred Shares (on an as converted basis) as issued to Carlyle on the initial Issuance Date pursuant to the Securities Purchase Agreement. Nortel Networks Inc. shall be entitled to appoint or nominate one observer to the Company's board of directors until such time as Nortel Networks Inc. owns a number of Preferred Shares (or shares of Common Stock issuable upon conversion thereof), less than 50% of the number of Preferred Shares (on an as converted basis) as issued to Nortel Networks Inc. on the initial Issuance Date pursuant to the Securities Purchase Agreement.

         9. Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company, an amount per Preferred Share equal to (i) the sum of the Stated Value and the Additional Amount or (ii) if such event occurs on or before the third anniversary of the initial Issuance Date, the Early Redemption Amount, for such Preferred Share; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares, then each holder of Preferred Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with this Certificate of Designations, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

         10.      Preferred Rank. All shares of Common Stock and Preferred
Stock (other than the Series D Preferred) shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock and Preferred Stock shall be subject to the preferences and relative rights of the Preferred Shares. The Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than fifty-five percent of the then outstanding Preferred Shares (consisting of at least two unaffiliated persons), the Company shall not hereafter authorize or make any amendment to the Company's Charter or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Delaware or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another Person, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall have a result inconsistent therewith.

         11. Participation. The holders of the Preferred Shares shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions (including distributions upon winding up, liquidation and dissolution) made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions (including distributions upon winding up, liquidation and dissolution). Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

         12. Restriction on Redemption and Cash Dividends. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of not less than fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons).

         13. Vote to Change the Terms of or Issue Additional Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty-five percent (55%) of the Preferred Shares then outstanding (consisting of at least two unaffiliated persons), shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

         14. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

         15. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         16. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

         17. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         18. Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

         19. Transfer of Preferred Shares. A holder of Preferred Shares may assign or transfer some or all of the Preferred Shares held by such holder without the consent of the Company.

         20. Number of Preferred Shares. Other than the Dividend Shares issued pursuant to this Certificate of Designations, the Company shall not issue more than 65,000 Preferred Shares.

         IN WITNESS WHEREOF, Net2000 Communications, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 12 day of April, 2001.




                                      NET2000 COMMUNICATIONS, INC.


                                      By:  /s/ DONALD CLARKE
                                         --------------------------------------
                                      Name: Donald Clarke
                                      Title: Chief Financial Officer

                                      By:  /s/ LEE WEINER
                                         --------------------------------------
                                      Name: Lee Weiner
                                      Title: Secretary

                                  EXHIBIT I
                NET2000 COMMUNICATIONS, INC. CONVERSION NOTICE


         Reference is made to the Certificate of Designations for Series D Convertible Pay In Kind Preferred Stock of Net2000 Communications, Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Pay In Kind Preferred Stock, par value $_____ per share (the "Preferred Shares"), of Net2000 Communications, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $______ per share (the "Common Stock"), of the Company, as of the date specified below.

         Date of Conversion:
         Number of Preferred Shares to be converted:
         Stock certificate no(s).  of Preferred Shares to be converted:

Please confirm the following information:

         Conversion Price:
         Number of shares of Common Stock to be issued:
         Holders Taxpayer ID#:

Please issue the Common Stock into which the Preferred Shares are being converted in (circle one) certificate form/ book-entry form and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:
         Taxpayer ID#:
         Facsimile Number:
         Authorization:
                           By:
                           Title:
                           Dated:

         Account Number (if electronic book entry transfer):
         Transaction Code Number (if electronic book entry transfer):

                                ACKNOWLEDGMENT


         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated March __, 2001 from the Company and acknowledged and agreed to by [TRANSFER AGENT].


                                        NET2000 COMMUNICATIONS, INC.


                                        By:  /s/
                                           ------------------------------------
                                        Name:
                                        Title: